ARTICLES OF INCORPORATION
                                    FOR
                          WHITEMARK HOMES, INC.


KNOW ALL MEN BY THESE PRESENTS:

      THAT WE, KENNETH CARNAHAN, ANNE-MARIE H. KIEFER and JOANNE R. McELFRESH, desiring to associate ourselves together as a corporation under the name of Golden Triangle Industries, Inc., for the purposes of becoming a body corporate under and by virtue of the laws of the State of Colorado and, in accordance with the provisions of the laws of said State, do hereby make, execute and acknowledge this certificate in writing of our intention to become a body corporate, under and by virtue of said laws.

                                 ARTICLE I

              The corporate name of the corporation shall be:

                          WHITEMARK HOMES, INC.

                                ARTICLE II

      The nature of the business and the objects and purses to be transacted, promoted and carried on are to do any or all of the things herein mentioned as fully and to the same extent as natural persons might or could do, and in any part of the world via:

      (a) To carry on any lawful business or businesses.

      (b) To manufacture, purchase or otherwise acquire and to hold, own mortgage or otherwise lien, pledge, lease, sell, assign, exchange, transfer or in any manner dispose of, and to invest, deal and trade in and with goods, wares, merchandise and personal property of any and every class and description, within or without the State of Colorado.

      (c) To acquire the goodwill, rights and property and to undertake the whole or any part of the assets and liabilities of any person, firm, association or corporation; to pay for the same in cash, the stock of the corporation, bonds or otherwise; to hold or in any manner dispose of the whole or any part of the property so purchased; to conduct in any lawful manner the whole or any part of any business so acquired and to exercise all the power necessary or convenient in and about the conduct and management of such business.

      (d) To guarantee, purchase or otherwise acquire, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock, bonds or other evidences of indebtedness created by other corporations and, while the holder of such stock, to exercise all the rights and privileges of ownership, including the right to vote thereon, to the same extent as a natural person might or could do.

      (e) To purchase or otherwise acquire, apply for, register, hold, use, sell or in any manner dispose of and to grant licenses or other rights in and in any manner deal with patents, inventions, improvements, processes, formulas, trademarks, trade names, rights and licenses secured under letters patent, copyright or otherwise.

      (f) To enter into, make and perform contracts of every kind for any lawful purpose, with any person, firm, association or corporation town, city, county, body politic, state, territory, government, colony or dependency thereof.

      (g) To borrow money for any of the purposes of the corporation and to draw, make, accept endorse, discount, execute, issue, sell, pledge or otherwise dispose of promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non- negotiable, transferable or non-transferable instruments and evidences of indebtedness, and to secure the payment thereof and the interest thereon by mortgage or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation at the time owned or thereafter acquired.

      (h) To purchase, take, own, hold, deal in, mortgage or otherwise pledge, and to lease, sell, exchange, convey, transfer or in any manner whatever dispose of real property, within or without the State of Colorado.

      (i) To purchase, hold, sell and transfer the shares of its capital stock.

     (j) To have one or more offices and to conduct any or all operations and business and to promote its objects, within or without the State of Colorado, without restriction as to place or amount.

      (k) To do any or all of the things herein set forth as principal, agent, contractor, trustee, partner or otherwise, alone or in company with others.

      (l) The objects and purposes specified herein shall be regarded as independent objects and purposes and, except where otherwise exorcised, shall be in no way limited or restricted by reference to or inference from the terms of any other clause or paragraph of these Articles of Incorporation.

      (m) The foregoing shall be constructed both as objects and powers and the enumeration thereof shall not be held to limit or restrict in any manner the general powers conferred on this corporation by the laws of the State of Colorado.

                                ARTICLE III

      The authorized capital stock of the corporation is 100,000,000 shares of common stock $0.001 par value. The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.

      Any stock of the corporation may be issued for money, property, services rendered, labor done, cash advances for the corporation, or for any other assets of value in accordance with the action of the Board of Directors, whose judgment as to value received in return therefor shall be conclusive and said stock when issued shall be fully paid and non-assessable.

                                 ARTICLE IV

      The corporation shall have perpetual existence.

                                 ARTICLE V

      The number of directors of the corporation shall be not less than three. The number of directors may be increased or decreased to not less than three at any time by resolution passed by a majority of the entire Board at any regular or special meeting of said Board. Each director shall hold office until the next annual meeting of shareholders and until his/her successor has been elected and qualified. Directors need not be residents of the state of incorporation or shareholders of the corporation.

      The names and post office address of the incorporators are as follows:

                  Kenneth Carnahan        2511 Highland Avenue
                                          New Castle, Pennsylvania  16105

                  Anne-Marie H. Kiefer    1321 Bannock Street
                                          Denver, Colorado 80204

                  Joanne R. McElfresh     1321 Bannock Street
                                          Denver, Colorado 80204

      The names and post office addresses of the original Board of Directors are as follows:

                  Kenneth Carnahan        2511 Highland Avenue
                                          New Castle, Pennsylvania  16105

                  Anne-Marie H. Kiefer    2511 Highland Avenue
                                          New Castle, Pennsylvania  16105

                  Joanne R. McElfresh     1321 Bannock Street
                                          Denver, Colorado 80204

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

          To manage and govern the corporation by majority vote of members present at any regular or special meeting at which a quorum shall be present.

          To make, alter, or amend the By-Laws of the corporation at any regular or special meeting

          To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

          To designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the By- Laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation. Such committee or committees shall have such name or names as may be stated in the By- Laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

     The Board of Directors shall have the power and authority to sell, lease or exchange in part, and less than all, the property and assets of the corporation upon such terms and conditions as the Board of Directors deems expedient and for the best interests of the corporation without vote or consent of the stockholders.

      The Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions as its Board of Directors deems expedient and for the best interests of the corporation, provided such sale shall be authorized or ratified by the affirmative vote of stockholders holding stock entitling them to exercise at least two-thirds of the voting power at a stockholders' meeting called for that purpose, or when authorized or ratified by the written consent of the holders of at least two-thirds of the voting stock issued and outstanding.

      The Board of Directors may, from time to time, distribute to its stockholders, without the approval of the stockholders, in partial liquidation, out of stated capital or capital surplus of the corporation, a portion of its assets, in cash or property, so long as the partial liquidation is in compliance with Chapter 31, Article S, Section 11 of the Colorado Corporation Code.

                                 ARTICLE VI

      The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation of the powers conferred by law:

      No contract or other transaction of the corporation with any other person, firm or corporation, or in which this corporation is interested, shall be affected or invalidated by (a) the fact that any one or more of the directors or officers of this corporation is interested in or is a director or officer of such other firm or corporation; or (b) the fact that any director or officer of this corporation, individually or jointly with others, may be a party to or may be interested in any such contract or transaction. Each person who may become a director or officer of the corporation is hereby relieved from any liability that might otherwise arise by reason of his contracting with the corporation for the benefit of himself or any firm or corporation in which he may be in any way interested.

                                ARTICLE VII

      The Corporation shall indemnify, to the full extent permitted by law, any person who is or was a director, officer, agent fiduciary or employee of the Corporation against any claim, liability or expense arising against or incurred by such person as a result of actions reasonably taken by him at the direction of the Corporation. The Corporation shall further have the authority, to the full extent permitted by law, to indemnify its directors, officers, agents, fiduciaries and employees against any claim, liability or expense arising against or incurred by them in all other circumstances and to maintain insurance providing such indemnification.

                                ARTICLE VIII

      The initial registered office of said corporation shall be located at 1321 Bannock Street, City and County of Denver, State of Colorado, 80204, and the initial registered agent of the corporation shall be Albert Brenman, 1321 Bannock Street, City and County of Denver, State of Colorado, 80204.

      Part or all of the business of said corporation may be carried on in the City and County of Denver, or any other place in the State of Colorado or beyond the limits of the State of Colorado, in other states or territories of the United States and in foreign countries.

                                 ARTICLE IX

      Whenever a compromise or arrangement is proposed by the corporation between it and its creditors or any class of them, and/or between said corporation and its stockholders or any class of them, any court of equitable jurisdiction may, or the application in a summary way by said corporation, or by a majority of its stock, or on the application of any receiver or receivers appointed for said corporation, or on the application of trustees in dissolution, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of said corporation, as the case may be, to be notified in such manner as the said court decides. If a majority in number, representing at least three-fourths (3/4ths) in amount of the creditors or class of creditors, and/or the holders of the majority of the stock or class of stock of said corporation, as the case may be, agree to any compromise or arrangement and/or to any reorganization of said corporation, as a consequence of such compromise or arrangement, the said compromise or arrangement and/or the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding upon all the creditors or class of creditors, and/or on all stockholders or class of stockholders of said corporation, as the case may be, and also on said corporation.

                                 ARTICLE X

      No stockholder in the corporation shall have the preemptive right to subscribe to any or all additional issues of stock and/or other securities of any or all classes of this corporation or securities convertible into stock or carrying stock purchase warrants, options or privileges.

                                 ARTICLE XI

      Meetings of stockholders may be held at such time and place as the By-Laws shall provide. At all meetings of the shareholders, one-third of all shares entitled to vote shall constitute a quorum.

      An affirmative vote of over 50% of the issued and outstanding shares is required to approve changes in the Articles of Incorporation and for approval of a merger, consolidation, sale or disposition of all or substantially all of the assets and voluntary dissolution.

                                ARTICLE XII

      Cumulative voting shall not be allowed.

                                ARTICLE XIII

      The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by these Articles of Incorporation, and all rights conferred upon the stockholders herein are granted subject to this reservation.

      IN TESTIMONY WHEREOF, We have hereunto set our hands and seals on this _____ day of ________, 1975.


                                          Kenneth Carnahan



                                          Anne-Marie H. Kiefer



                                          Joanne R. McElfresh


STATE OF COLORADO               )
                                )ss.
CITY AND COUNTY OF DENVER       )

      Before me, a Notary Public, in and for the said County and State personally appeared Kenneth Carnahan, Anne-Marie H. Kiefer and Joanne R. McElfresh, each of whom being first duly sworn upon oath, deposes and says, each for himself or herself, that he or she is an incorporator of Golden Triangle Industries, Inc., and that he or she has read the foregoing Articles of Incorporation by him or her subscribed, and that the same are true and correct to the best of his or her knowledge and belief.

_____ day of ________, 1975.
                                          Kenneth Carnahan



                                          Anne-Marie H. Kiefer



                                          Joanne R. McElfresh

      Subscribed and sworn to before me on this _____ day of ______________
1975.

      My commission expires:



                             Notary Public